Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Fusion Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)

Fees to be paid	Equity	Common Shares, no par value per share	457(c)	17,648,596 shares	$4.06	$71,653,299.76	$0.0001102	$7,896.19

	Total Offering Amounts					$71,653,299.76		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$7,896.19

(1)

Consists of 17,648,596 outstanding shares of the registrant’s common shares to be sold by the selling shareholders named in the prospectus contained herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common shares on March 10, 2023, as reported on Nasdaq.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.